                                                                    EXHIBIT 10.1


                                            ***Text Omitted and Filed Separately
                                                Confidential Treatment Requested
                                          Under 17 C.F.R. Sections 200.80(b)(4),
                                                            200.83 and 240.24b-2



                          RESEARCH AND OPTION AGREEMENT

between

BOEHRINGER INGELHEIM INTERNATIONAL GmbH
55218 Ingelheim
GERMANY

                                              (hereinafter referred to as "BII")

and

GENETRONICS, INC.
11199 Sorrento Valley Road
San Diego
California 92121-1334
USA

                                      (hereinafter referred to as "GENETRONICS")

                                TABLE OF CONTENTS

1.   DEFINITIONS...............................................................4

2.   CONDUCT OF RESEARCH.......................................................8

3.   CONSIDERATION............................................................10

4.   RESEARCH OPTION..........................................................11

5.   DEVELOPMENT AND LICENSE OPTION...........................................13

6.   OPTION FEE...............................................................14

7.   WARRANTIES AND LIABILITIES...............................................14

8.   CONFIDENTIALITY..........................................................16

9.   INVENTIONS...............................................................18

10.  PATENTS..................................................................18

11.  PUBLICATIONS.............................................................20

12.  TERM AND TERMINATION.....................................................21

13.  CONCLUDING PROVISIONS....................................................22

APPENDIX 1 RESEARCH PLAN......................................................25

APPENDIX 2 LICENSE TERMS......................................................31






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WITNESSETH:

WHEREAS, BII has expressed an interest in the application of in vivo electroporation for the delivery of DNA in solution, or in particles, into human skin or other tissue; and

WHEREAS, BII has extensive expertise in the field of gene transfer and tumor vaccines and has developed a variety of approaches to tumor vaccination; and

WHEREAS, Genetronics has broad technology and expertise in the field of in vivo electroporation for intradermal and transdermal delivery of genes and drugs and has, over a period of years, expended considerable effort and resources in the development of technology in the area of electroporation and related technologies for drug and gene delivery, and has accumulated extensive experience in such areas; and

WHEREAS, BII and Genetronics have entered into discussions and have agreed upon the content of a research project which will include the use of technologies and methodologies proprietary to either Genetronics or BII; and

WHEREAS, Genetronics is willing to perform the Research Program in collaboration with BII; and

WHEREAS, BII is willing to provide the funding for the Research Program; and

WHEREAS, BII wishes to obtain an option right with respect to a license to develop and commercialize electrically assisted DNA vaccine delivery and Genetronics is willing to grant such option;

NOW, THEREFORE, and in consideration of the foregoing premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:



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1.      DEFINITIONS

1.1 "Affiliates" shall mean any company or business entity which controls, is controlled by, or is under common control with either Genetronics or BII. For this purpose "control" shall mean direct or indirect beneficial ownership of at least fifty per cent (50%) of the voting share capital in such company or other business entity.

1.2 "BII Invention" shall mean any patentable and/or non-patentable invention made solely by one or more BII employees, without inventive contribution of Genetronics employees, pursuant to the Research Program or in relation to the development, manufacture, marketing or sale of a Product-Kit.

1.3 "BII Technology" shall mean (i) all Patent Rights and Know How owned by or licensed to BII as of the Effective Date that are directly related to tumor antigens, DNA encoding tumor antigens, tumor vaccines, vaccine formulations, gene transfer technology and/or tumor vaccination, (ii) all BII Inventions and BII Research Program Know How that are not within Genetronics Core Technology, and (iii) all Genetronics Inventions, Genetronics Research Program Know How, Joint Inventions, and Joint Research Program Know How that are not within Genetronics Core Technology and are directly related to tumor antigens, DNA encoding tumor antigens, tumor vaccines, vaccine formulations, gene transfer technology, and/or tumor vaccination.

1.4 "BII Patent Rights" shall mean any and all Patent Rights in BII Technology owned by or licensed to BII.

1.5 "BII Product" shall mean one or more nucleic acids encoding [...***...] and all other material for inclusion in a Product-Kit with the exception of any components purchased from Genetronics or a Genetronics Affiliate.

1.6 "Biological Material" shall mean all composition of matter provided to Genetronics by or on behalf of BII for performance of the Research Program.

1.7 "Confidential Information of BII" shall mean confidential information disclosed by BII or an Affiliate of BII to Genetronics or an Affiliate of Genetronics, including but not limited to BII Technology.


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1.8     "Confidential Information of Genetronics" shall mean confidential information disclosed by Genetronics or its Affiliates to BII or its Affiliates, including but not limited to Genetronics CoreTechnology and Genetronics New Technology.

1.9 "Confidential Information" shall mean Confidential Information of Genetronics and/or Confidential Information of BII.

1.10 "Effective Date" shall mean the date of execution by the last party to sign this Agreement.

1.11 "Electrically Assisted Delivery" shall mean the delivery of matter across biological barriers such as cell membranes or layer(s) of the skin, facilitated by the effect of electrical fields or currents on such biological barriers and/or on the matter to be delivered.

1.12    "Equipment" shall mean the equipment defined in Appendix 1.

1.13    "Extended Research Program" shall have the meaning set forth in Clause
        4.1.

1.14 "Extended Research Program Plan" shall have the meaning set forth in Clause 4.4.

1.15 "Field" shall mean the field of cancer DNA vaccines, specifically defined to be [...***...] nucleic acids that code for tumor antigens, which may be combined with [...***...] or formulation thereof that elicits a [...***...] immune response against [...***...] or [...***...]
        cancer cells or cancerous tissue when administered to [...***...] or [...***...], respectively. For the sake of clarity, the Field does not include HIV DNA vaccines.

1.16 "Genetronics Core Technology" shall mean (i) all Patent Rights and Know How owned by or licensed to Genetronics as of the Effective Date that are directly related to the Electrically Assisted Delivery of any substance into or through organismal cells or tissues, and (ii) all Genetronics Inventions, BII Inventions, Joint Inventions, and Research Program Know How that are directly related to the Electrically Assisted Delivery of any substance into or through organismal cells or tissues.


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1.17    "Genetronics Invention" shall mean any patentable and/or non-patentable invention made solely by one or more Genetronics employees, without inventive contribution of BII employees, pursuant to the Research Program or in relation to the development, manufacture, marketing or sale of a Product-Kit.

1.18 "Genetronics Patent Rights" shall mean any and all Patent Rights owned by or licensed to Genetronics in Genetronics Core Technology and Genetronics New Technology.

1.19 "Genetronics NewTechnology" shall mean all Genetronics Inventions and Genetronics Research Program Know How that are not within Genetronics Core Technology or BII Technology.

1.20 "Joint Invention" shall mean any patentable and/or non-patentable invention made jointly by one or more BII employees together with one or more Genetronics employees pursuant to the Research Program or in relation to the development, manufacture, marketing or sale of Product-Kit .

1.21 "Joint Patent Rights" shall mean Genetronics' and BII's joint Patent Rights in Joint Technology

1.22 "Joint Technology" shall mean all Joint Inventions and all Joint Research Program Know How that is not within BII Technology or Genetronics Core Technology.

1.23 "Know How" shall mean information which is not known to the public including information comprising or relating to inventions, including patent applications in preparation, concepts, discoveries, data, designs, formulae, ideas, experience; information comprising or relating to material, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing including results of research or development together with processes including manufacturing processes, specifications, techniques, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and correspondence no matter whether contained in written documents, tapes, discs, diskettes, CDROM and any other media on which Know How can be permanently stored. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development related to the items, is (or


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        remains) not known to the public.

1.24 "License Terms" shall mean the licensing terms referred to in Clause 5 below and attached hereto as Appendix 2.

1.25 "Non-Exclusive License to Genetronics Core Technology" shall mean a non-exclusive, royalty-bearing license to Genetronics Core Technology in the Territory necessary to develop, make, use, sell, offer to sell, and import Product-Kits for use in the Field and as referred to in Appendix 2 hereto attached.

1.26    "Net Sales" shall mean [...***...].

1.27 "Patent Rights " shall mean rights in all Know-How, patent applications and patents, design patents, improvement patents and models and certificates of addition and all foreign counterparts of them, including any provisional applications, divisional applications and patents, refilings, renewals, continuations, continuations-in-part, patents of addition, extensions, reissues, substitutions, confirmations, registrations, revalidation and additions of or to any of them, as well as any supplementary protection certificates, and equivalent protection rights in respect of any of them.

1.28 "Product-Kit" shall mean the finished product containing a BII Product combined with components purchased from Genetronics or Genetronics Affiliates for the Electrically Assisted Delivery of a BII Product. Each Specified Product-Kit is a subset of Product-Kit and shall be considered a Product-Kit for all purposes and definitions of this Agreement, except as expressly stated otherwise.

1.29 "Research Program Know How" shall mean Know How that is created, generated or developed by or on behalf of BII ("BII Research Program Know How"), by or on behalf of Genetronics ("Genetronics Research Program Know How"), or jointly ("Joint Research Program Know How") pursuant to the Research Program or in relation to development, manufacture, marketing or sale of the Product-Kit.

1.30 "Research Program" shall mean the research project entitled: "Delivery of certain cancer DNA vaccines by in vivo electroporation or related technologies" as set forth in detail in the Research Plan, which will be conducted by Genetronics and BII in collaboration in the Field pursuant to Clauses 2 and 7 of this Agreement. The Extended Research Program is a subset of Research Program and shall be


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        considered a Research Program for all purposes and definitions of this
        Agreement, except as expressly stated otherwise.

1.31 "Research Plan" shall mean the project as described in the protocol and the respective timelines attached hereto as Appendix 1, as amended from time to time in writing with the mutual written consent of both parties.

1.32    "Territory" shall mean the world.

2.      CONDUCT OF RESEARCH

2.1 The Research Program is a program for collaborative research under which Genetronics shall, among other things, develop electrodes for the in vivo electroporation of DNA encoding one or more tumor antigens to elicit an antitumor immune response. Genetronics and BII will carry out the research activities allocated to them in accordance with the Research Plan set forth in Appendix 1 of this Agreement. The Research Program shall begin on the Effective Date and shall terminate 18 months thereafter, except as it may be extended pursuant to Clause 4 of this Agreement.

2.2 Genetronics shall be responsible to perform all activities necessary to conduct its part of the Research Program as described in the Research Plan in Appendix 1 and within the timelines set forth therein at its own cost and expense.

2.3 BII will use its experience and the BII Technology to discover, develop, and/or acquire potential BII Products for use in the Research Program at its own cost and expense.

2.4 The parties shall meet at least every six (6) months to discuss the progress of the Research Program. The meetings shall be held at locations that are agreed upon by the parties, and all expenses associated with attending the meetings shall be borne by BII.

        Each party shall provide the other party with all Know How in its possession as of the Effective Date and during the term of the Research Program, which it has the right to disclose, to the extent necessary for the successful conduct of the Research Program.



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2.5     Genetronics shall furnish BII with interim reports of observations and results of the different phases of the Research Program every 3rd month (quarterly) after commencement of the Research Program.

2.5 Genetronics hereby nominates [...***...] as the project manager at Genetronics, and BII hereby nominates [...***...] as the project manager at BII, who shall be jointly responsible for coordinating all work to be conducted under the Research Program.

        Genetronics shall use its best reasonable efforts to ensure that there are no changes in the person of the project manager. If a change, nevertheless, occurs, Genetronics will promptly submit the name and qualification of any planned replacement for the project manager, whereupon BII shall, at its sole discretion, approve or reject any such replacement within a reasonable time.


        The parties shall each nominate a deputy for each of these individuals, who shall be entitled to represent such individuals in the event of absence of the same.

2.6 Genetronics shall further provide BII with a complete and detailed draft final report of observations and results of the Research Program to date no later than 30 (thirty) days before completion of the Research Program for BII's review and approval. Upon written request of BII provided no later than 10 (ten) days after receipt of the draft final report, Genetronics shall make any reasonable modifications in such draft final report after receipt of BII's written request, such that a final report shall be complete and provided to BII no later than 18 months after beginning the Research Program. If BII does not timely request that modifications be made to the draft final report, as set forth herein, then the draft final report provided by Genetronics shall become the final report.

2.7 Genetronics agrees to provide Equipment to BII promptly after initiation of the Research Program. BII agrees it shall use the Equipment only within the Field and only pursuant to the Research Program, and shall abide by the following terms and conditions:

        a. BII shall not analyze, have analyzed, structurally modify, or have modified the Equipment in any way.


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        b.     Genetronics shall retain all right, title, and interest in the
               Equipment provided to BII under this Agreement.

        c.     Under no circumstances is the Equipment to be used on humans.

        d. BII shall not transfer the Equipment to a third party non-Affiliate without the prior written permission of Genetronics. BII shall have the right to transfer the Equipment to an Affiliate pursuant to the Research Program, provided however, BII shall inform Genetronics regularly on such transfers.

               The provisions of this Clause 2.7 shall apply accordingly for use of the Biological Material to be supplied by BII to Genetronics.

2.8 Genetronics hereby grants BII a limited license to use Genetronics Core Technology and Genetronics New Technology to the extent necessary for BII to perform the Research Program as set forth in the Research Plan for the term of this Agreement. BII hereby grants Genetronics a limited license to use BII Technology to the extent necessary for Genetronics to perform the Research Program as set forth in the Research Plan for the term of this Agreement. Each party shall have the right to sublicense such right to its Affiliate(s) solely for fulfilment of its obligations under this Agreement. No other license is granted by one party to the other pursuant to this Agreement.

2.9 Genetronics hereby assigns to BII its rights in any Genetronics Invention, Research Program Know How, and Joint Invention that is not within Genetronics Core Technology and that relates to tumor antigens, DNA encoding tumor antigens, tumor vaccines, vaccine formulations, gene transfer technology, and/or tumor vaccination. BII hereby assigns to Genetronics its rights in any BII Invention, Research Program Know How, and Joint Invention that is directly related to the Electrically Assisted Delivery of any substance into or through organismal cells or tissues.

3.      CONSIDERATION

3.1 In consideration of the work to be conducted by Genetronics under the Research Program, BII shall place at the disposal of Genetronics the total sum of [...***...] which shall be payable according to the provisions of this Clause 3. Said


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        total sum shall be exclusive of value added tax which shall be added thereon by BII, if applicable.

3.2 The sum referred to in Clause 3.1 above shall become duly payable in accordance with the following schedule:

        (i)    [...***...] upon execution of this Agreement;

        (ii)   [...***...]

        (iii)  [...***...]

        (iv)   [...***...]

        (v)    [...***...]

        (vi)   [...***...] upon receipt of the final report of the Research
               Program.

3.3 BII undertakes to make all payments due hereunder within 30 (thirty) days of receipt of an invoice by Genetronics, detailing value added tax separately as needed, to a bank account designated by Genetronics.

3.4 The sum referred to in Clause 3.1 above is inclusive of all costs and expenses of Genetronics (internal and pass-through costs) incurred in connection with the Research Program, except as explicitly provided otherwise in this Agreement. Genetronics shall assign [...***...] to the Research Program, [...***...] shall be a Ph.D. level scientist and [...***...] shall be at the level of at least a research technician, and [...***...] shall be qualified to perform the Research Program as set forth in Appendix 1.

4.      RESEARCH OPTION

4.1 BII has the right to request one 18 (eighteen) month extension of the Research Program if BII, in its sole discretion, decides that further basic research should be conducted. Such right shall be exercisable by notice in writing to Genetronics within 3 (three) months after BII receives the final report of the Research Program. If BII exercises its option during such period, this Agreement shall be automatically


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        extended for one 18 (eighteen) month period, beginning on the date of such written notice, under the same terms and conditions set forth herein, but for the right to any additional extensions ("Extended Research Program"). For the Extended Research Program, a consideration of [...***...] of the total amount set forth in Clause 3.1 is foreseen. In the event the Extended Research Program requires increased or decreased staffing and costs compared to the original Research Program, the parties shall jointly agree upon amounts greater or lower than [...***...] to fund the Program as the case may be. The consideration shall be paid in [...***...] equal installments. The first such payment shall be due by the beginning of the Extended Research Program, the next [...***...] installments at the beginning of the then following [...***...] calendar quarters and the last installment upon receipt of the final report of the Extended Research Program.

4.2 BII shall reimburse Genetronics for staff allocated to future questions resulting out of the Research Program in an amount of [...***...] per month for the period between the end of the original Research Program and (i) notification of BII's decision to enter the Extended Research Program or (ii) notification that BII has decided not to enter the Extended Research Program or (iii) expiry of the option period pursuant to Clause 4.1 without any notice, whichever of (i) - (iii) occurs first. Each payment shall be made by BII on a monthly basis until the first to occur of (i) - (iii).

4.3 The parties may mutually decide to extend the Research Program for a period shorter than 18 (eighteen) months, and under terms and conditions they may agree upon, but neither party has an obligation to do so.

4.4 Within a reasonable period of time following notification of BII's exercise of its option to enter the Extended Research Program, the parties shall prepare and mutually agree upon a detailed "Extended Research Program Plan". Such Extended Research Program Plan shall describe in detail the work to be carried out by Genetronics and BII during the Extended Research Program.

4.5 In the event the Agreement is not extended pursuant to Clause 4.1 or 4.3, it shall be deemed terminated as of the end of 3 (three) months after receipt of the final report by BII. Other than rights and obligations under the option set forth in Clause 5 below, and obligations that extend after termination, as set forth in Clause 12.1, the parties shall have no further obligations to each other.


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5.      DEVELOPMENT AND LICENSE OPTION

5.1 During the performance of the Research Program or, if extended, the Extended Research Program or a program extension under Clause 4.3, and for a three month period after such has been conducted, BII may, in its sole discretion, decide to enter into a development and license agreement with Genetronics, the major terms of which are set forth in the License Terms attached hereto as Appendix 2. Such option right shall be exercisable by notifying Genetronics at the latest 3 (three) months after receipt of the final report of the Research Program, receipt of the final report of the Extended Research Program, or completion of the Clause 4.3 research extension, as the case may be. In the event BII exercises the option granted under this Clause 5.1 during the term of the Research Program, the Extended Research Program, or a program extension under Clause 4.3, BII shall either (i) terminate the Agreement pursuant to the terms of Clause 12.3, or (ii) continue to make all payments to Genetronics as agreed to, and on the schedule, pursuant to Clauses 3.2, 4.1 or 4.3, as the case may be, as consideration for development activities to be assigned to Genetronics under the license and development agreement. The choice between (i) and (ii) shall be made solely by BII.

5.2 Genetronics and BII shall negotiate all terms of a development and license agreement that are not already agreed upon in the License Terms during the initial Research Program, such that a finally negotiated and drafted development and license agreement shall be in a form for execution at completion of the Research Program. Upon exercise of the option pursuant to Clause 5.1, and in the event the development and license agreement is not yet in finally negotiated and drafted form, the parties shall enter into good faith, timely, negotiations on all remaining terms of such development and license agreement not already agreed upon in the License Terms, including but not limited to provisions concerning diligent development, warranties, liabilities, termination, and effect of termination appropriate for such kind of agreement.

5.3 If the parties fail to agree upon the remaining terms, and (i) such failure is a result of reasonable differences in opinion between the parties with respect to a substantive term of the agreement, and (ii) such failure is not a result of Genetronics desiring to enter into a license and development agreement with a third party instead of BII, and
        (iii) a final development and license agreement has not been concluded within four (4) months after the option pursuant to Clause 5.1 has been exercised, then BII's option


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        right shall be deemed to have expired. Neither Party shall have any further right to negotiate with the other party. In the event of such failed negotiations, and upon request of BII at the end of the four (4) month negotiation period, Genetronics shall warrant and represent to BII in writing that its failure to agree with BII as to all terms of the development and license agreement is a result of a sincere difference of opinion and is not a result of Genetronics desiring to enter into a license and development agreement with a third party instead of BII.

6.      OPTION FEE

6.1 If BII enters into an extension under Clause 4.1 or 4.3, or exercises its option to enter into a development and license agreement granted under Clause 5.1, a one time option fee of [...***...] will be paid to Genetronics by BII within 30 (thirty) days notifying Genetronics of the first to occur of an extension or exercise of the development and license right, and receipt of a respective invoice.

7.      WARRANTIES AND LIABILITIES

7.1     Genetronics represents and warrants that:

        (i) it will use its best endeavours to carry out the Research Program as set forth in the Research Plan and within the times agreed upon in Appendix 1, with all reasonable care and skill in accordance with all applicable laws, professional standards and in accordance with all provisions of this Agreement, with both parties acknowledging that it may not be possible to complete all research outlined in Appendix 1 within the eighteen month term due to reasons beyond the parties' control;

        (ii) it shall devote the efforts of suitably qualified and trained employees capable of carrying out the Research Program to a professional standard and shall provide all necessary facilities therefor;

        (iii) all reports, documentation and information to be provided to BII hereunder shall be compiled in accordance with best scientific practice and delivered in a form agreed upon in advance with BII;


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        (iv)   the Genetronics Core Technology and Genetronics New Technology is
               owned by Genetronics or an Affiliate and it will use its best reasonable endeavours to see that such will continue to be the case during the term of this Agreement;

        (v) the Genetronics Core Technology and Genetronics New Technology is free of any mortgage, charge or other encumbrance and it will use its best reasonable endeavours to see that such will continue to be the case during the term of this Agreement.

7.2     Each party represents and warrants that:

         (i) it has legal power, authority and right to enter into this Agreement and to properly perform its respective obligations in this Agreement; and

         (ii) it is not as of the Effective Date a party to any agreement, arrangement or understanding with any third party which in any way prevents it from fulfilling any of its obligations under the terms of this Agreement.

7.3 BII hereby indemnifies and holds harmless Genetronics from and against all third party claims, including without limitation, any claims with respect to death or injury to a person or damage to property, and all damages, losses, costs and expenses, including reasonable attorney's fees, which Genetronics may incur arising out of or resulting from (i) the conduct of the Research Plan solely performed by BII, its Affiliates or sublicensees, and/or (ii) the negligence, recklessness or willful misconduct of BII, its Affiliates or sublicensees or each of their officers, employees or agents.

7.4 Genetronics hereby indemnifies and holds harmless BII and its Affiliates from and against all third party claims, including without limitation, any claims with respect to death or injury a person or damage to property, and all damages, losses, costs and expenses, including reasonable attorney's fees, which BII or its Affiliates may incur arising out of or resulting from (i) conduct of the Research Plan solely performed by Genetronics and/or (ii) the negligence, recklessness or willful misconduct of Genetronics or its officers, employees or agents.

7.5 The party seeking indemnification under Clause 7.3 or 7.4 (the "Indemnified Party") shall (i) give the other party (the "Indemnifying Party") notice of the relevant claim,



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        (ii) cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in the defence of such claim and (iii) give the Indemnifying Party the right to control the defence and settlement of such claim, except that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party's rights or interest without the Indemnified Party's prior written approval. The Indemnified Party shall have no authority to settle any claim on behalf of the Indemnifying Party. A party's obligation to indemnify the other pursuant to Clause
         7.3 or 7.4 shall be waived with respect to a certain claim in the event a party seeking to be indemnified does not provide notice of the relevant claim in sufficient time for the other party to respond or defend against the claim.

8.      CONFIDENTIALITY

8.1 In relation to Confidential Information disclosed by one party to the other and subject to Clauses 8.2 and 8.3 below, each party agrees:

        (i) not to publish or provide or make available any of the other party's Confidential Information in any form to any third party; and

        (ii) not to use or reproduce any of the other party's Confidential Information except for use reasonably necessary for its performance of this Agreement.

8.2 Each party may provide or make available the Confidential Information disclosed by the other:

        (i) to those of its employees who have a need to know consistent with the receiving party's authorized use of that Confidential Information; and

        (ii) in the case of BII, to official organizations responsible for granting marketing authorizations; and

        (iii) in the case of Genetronics, to [...***...]., (i) only as far as Genetronics Core Technology is concerned; no information on BII Technology and no confidential information on BII's or BII's Affiliates' trade secrets, business affairs or finances are to be disclosed to [...***...] and (ii) only to the extent necessary for Genetronics to fulfill its obligation to provide [...***...] with


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               [...***...] with respect to any development and license agreement pertaining to [...***...].

        (iv) to Affiliates of the parties in order to reasonably perform this Agreement, in which event recipients of the Confidential Information shall be bound by written obligations of confidentiality no less onerous than those contained in this Clause 8; and

        (v) to comply with the disclosure obligations of the patent laws of any jurisdiction in connection with any patent application relating to BII Technology, Genetronics Core Technology, Genetronics New Technology, or Joint Technology or any component thereof.

8.3 The obligations of confidentiality and non-use in Clause 8.1 above shall not apply to any part of the Confidential Information which:

        (i) is in or comes into the public domain in any way without breach of this Agreement by the receiving party; or

        (ii) the receiving party can show was in its possession or known to it by being in its use or being recorded in its files or computers or other recording media prior to receipt from the disclosing party and was not previously acquired by the receiving party from the disclosing party; or

        (iii) the receiving party obtains or has available from a source other than the disclosing party without breach by the receiving party or such source of any obligation of confidentiality or non-use towards the disclosing party; or

        (iv) is disclosed by the receiving party (a) with the prior written approval of the disclosing party or (b) without such approval, after a period that is the longer of 20 (twenty) years from the date of this Agreement, 10 (ten) years from the date of termination of this Agreement, or if executed, 10 (ten) years from the date of termination of a subsequent business agreement between the parties that is relevant to this Agreement .

8.4 Notwithstanding the foregoing, the receiving party shall be entitled to make any disclosure required by any law or by any governmental authority of the other party's


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        Confidential Information provided that it gives the other party not less than 5 (five) working days notice of such disclosure.

8.5 Each party reserves all rights in its Confidential Information and no rights or obligations other than those expressly recited herein are granted or to be implied from this Agreement. In particular, other than as expressly provided in this Agreement, no license is granted by this Agreement directly or indirectly under any patent, invention, discovery, copyright or other intellectual property right now or in the future held, made, obtained or licensable by either party. Nothing in this Agreement or its operation shall preclude or in any way impair or restrict either party from continuing to engage in its business otherwise than in breach of the terms of this Agreement.

8.6 The parties agree not to disclose the terms of this Agreement to third parties, other than Affiliates, and neither shall make any announcement in relation to or otherwise publicize its contents without the prior written approval of the other, except as necessary under government rules, regulations and laws. BII agrees that Genetronics shall have the right to disclose this Agreement in a press release approved by BII in advance, which approval shall not be unreasonably withheld.

9.      INVENTIONS

9.1 By virtue of the Agreement, Genetronics shall not acquire any right to BII Technology or future BII gene transfer systems, other than as set forth in Clause 2.8.

9.2 By virtue of the Agreement, BII shall not acquire any right to Genetronics Core Technology or Genetronics New Technology other than as set forth in Clause 2.8.

10.     PATENTS

10.1 BII shall have full responsibility for, and shall bear all expenses for, the filing, prosecution, maintenance or other protection of BII Patent Rights.

10.2 Genetronics shall have full responsibility for, and shall bear all expenses for, the filing, prosecution, maintenance or other protection of Genetronics Patent Rights.


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


10.3 Joint Technology shall be jointly owned by both partners. The parties will discuss and agree which party shall have responsibility for the filing, prosecution and maintenance of the Joint Patent Rights on Joint Inventions worldwide and on the cost sharing related thereto.

10.4 Each party agrees to assist the other party in every proper way, including the execution of all proper documents requested by the filing party. If a party decides not to file, prosecute or maintain a Patent Right on its own Invention, or on a Joint Invention, in any country, it shall give the other party reasonable notice to that effect; upon receipt of such notice, the other party may, at its expense, file, prosecute or maintain such Patent Right unless the first party has determined to protect such invention as an intellectual property right other than a patent.

10.5 Each party shall promptly inform the other party of any BII, Genetronics, or Joint Invention of which it becomes aware during the term of this Agreement.

10.6 At least fourteen (14) days prior to filing of any patent application for an Invention within the scope of this Agreement, the party responsible for the filing will provide the other party with an English language summary of the patent application for the non-filing party's review and comment. The filing party will also provide the non-filing party with a full copy of each such patent application actually filed in the language in which it was originally filed.

10.7 If either party becomes aware that a Genetronics Patent Right or a Joint Patent Right is infringed by a third party in any country, that party shall promptly notify the other party in writing. Genetronics shall have the primary right, but not the obligation, to bring and prosecute at its own expense an action concerning such infringement. If Genetronics does not commence such an action within [...***...] of learning of such infringement, BII shall have the right but not the obligation to bring and prosecute at its own expense an action concerning such infringement. The parties shall cooperate with each other in connection with any action brought under this Clause 10.7. Any monetary award granted to the prosecuting party hereunder shall be applied first to the costs and expenses of the party prosecuting the action, then to the costs and expenses of the other party. The party bringing the suit shall be entitled to any monetary awards in excess.

10.8 The parties shall assist each other to secure the proper documentation to assign rights consistent with the grants set forth in Clause 2.9.

10.9 The inventorship of a BII Invention, Genetronics Invention and Joint Invention will be determined pursuant to relevant appropriate laws of the jurisdiction in which a patent application directed to the Invention is to be filed. To the extent it is necessary to determine inventorship or ownership of intellectual property that is not the subject of a patent application, Genetronics and BII will make a determination based on the facts, fairness, and, if applicable, relevant laws.

11.     PUBLICATIONS

        During the term of this Agreement, Genetronics and BII each acknowledges the other party's interest in publishing certain of its results to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each party also recognizes the mutual interest in obtaining valid intellectual property protection and maintaining as confidential any information related to non-patentable technology which would have commercial value when undisclosed. Consequently, either party, its employees or consultants wanting to make a publication (including any oral disclosure) relating to work performed by such party as part of the Research Program (the "Publishing Party") shall transmit to the other party (the "Reviewing Party") a copy of the proposed written publication at least ninety (90) days prior to submission for publication, or an outline of such oral disclosure at least sixty (60) days prior to presentation. The Reviewing party shall have the right (a) to propose modification to the publication for patent or other reasons and (b) to request a delay in publication in order to protect patentable information.

        If the Reviewing Party requests such a delay, the Publishing Party shall delay submission or presentation of the publication for a period not longer than ninety (90) days to enable patent applications protecting each party's rights in such information to be filed in accordance with
        Article 10. If the Reviewing Party reasonably claims that such information, whether or not patentable, may have significant commercial value and can be maintained as a trade secret, the Publishing Party shall publish or disclose only such information which would not adversely affect such commercial value. Upon the expiration of ninety
        (90) days or sixty (60) days from transmission to the Reviewing Party, as applicable, the Publishing Party shall be free to proceed with



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

        the written publication or the presentation, respectively, unless the Reviewing Party has requested the trade secret protection described above.

12.     TERM AND TERMINATION

12.1 This Agreement shall commence on the Effective Date and shall terminate upon the first to occur of (i) completion of the Research Program with a duration of 18 (eighteen months and expiration or termination of the option in Clause 4.1 or 4.3 without exercise, (ii) completion of the Extended Research Program with a duration of 18 (eighteen) months and expiration, termination, or exercise of the option in Clause 5.1, if BII has exercised its option pursuant to Clause 4.1, or (iii) completion of an extended research program the parties may agree upon pursuant to Clause 4.3 and expiration, termination, or exercise of the option in Clause 5.1. The following Clauses shall survive termination of this
        Agreement: 2.6 (final report); 5.3 (in event of no agreement on license); 6.1 (option fee); 7.3, 7.4 and 7.5 (indemnification); 8 (confidentiality); 9 (invention); 10 (patents); 11 (publications); 12.1 (survival); 12.3 (early termination), 12.4 (effects of termination);
        12.5 (return of equipment); 13.1 (Affiliates); 13.6 (choice of law); Appendix 2 (partial license terms).

12.2 This Agreement may be terminated with immediate effect by written notice by either party, if the other party breaches this Agreement in any material manner and shall have failed to remedy such default within 30 (thirty) days after written notice thereof by the terminating party.

12.3 BII shall be entitled to terminate this Agreement forthwith at any time upon written notice to Genetronics thereof. In such an event, BII shall be obligated to pay Genetronics the difference between (i) the amount set forth in Clause 3.1 or agreed upon pursuant to Clause 4.1 or 4.3, as the case may be and (ii) the amount that will have been paid to Genetronics as of the date of early termination.

        However, if BII has terminated this Agreement in accordance with the provisions of Clause 12.2 above, BII shall only be obliged to pay to Genetronics the amounts due on the date of termination pursuant to Clause 3 or 4, as the case may be.

12.4 Upon termination of this Agreement for any reason, any license or option right granted from one party to the other, either expressly or impliedly, pursuant to this Agreement, including but not limited to the license grants under Clause 2.8, shall revert to the granting party, with the exception of any such right granted in a subsequent license or other agreement between the parties. BII shall retain all ownership rights in BII Technology, regardless of inventorship. Genetronics shall retain all ownership rights in Genetronics Core Technology and Genetronics New Technology, regardless of inventorship. Absent an express license subsequently granted by one party to the other, neither party shall have the right to practice within the other's Technology.

12.5 Upon termination of the Agreement, each party shall promptly return the Equipment or the Biological Material, as the case may be, or dispose of any unused portions as the other party may direct in writing.

13.     CONCLUDING PROVISIONS

13.1 Neither party shall be entitled to assign or otherwise transfer its rights and obligations under this Agreement in whole or in part to any third party without the prior written consent of the other party except to its Affiliates. BII shall have the right to exercise any of its rights or perform any of its obligations hereunder through any of its Affiliates and to the extent it does so it hereby guarantees such performance. BII shall be responsible for all payments due to Genetronics under this Agreement and BII shall ensure that any Affiliate performs all its obligations under the sub-license granted to it by BII. BII indemnifies Genetronics against all loss, damage, cost or expense which Genetronics may incur as a result of failure by such Affiliate or BII to perform obligations under any such sub-license equivalent to any obligation of BII hereunder. If also Genetronics wishes to exercise its rights or perform its obligations through an Affiliate the provisions of this Clause 13.1 shall apply accordingly to Genetronics.

        With respect to any reference to BII or Genetronics in the definition of a party's sole or Joint Invention, Technology, Patent Rights, Product, Confidential Information, Core Technology, Know How, and Research Program Know How, it is the parties' intent that "BII" shall mean "BII or its Affiliates" and "Genetronics" shall mean "Genetronics or its Affiliates".

13.2 This Agreement sets forth the entire agreement between the parties and supersedes all previous agreements, written or oral regarding the subject matter hereof. This Agreement may be amended only by an instrument in writing duly executed on behalf of the parties.



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


13.3 Neither party shall be liable for delay or failure to perform hereunder due to any contingency beyond its control, including, but not limited to acts of God, fires, floods, wars, civil wars, sabotage, strikes, governmental laws, ordinances, rules or regulations or failure of third party delivery, provided, such party promptly gives to the other party hereto written notice claiming force majeure and uses its best efforts to eliminate the effect of such force majeure, insofar as is possible and with all reasonable dispatch. If the period of delay of failure should extend for more than 3 (three) months then either party shall have the right to terminate this Agreement forthwith upon written notice at any time after expiration of said 3 (three) months period.

13.4 Any waiver shall be made in writing for it to be effective and unless expressly stated shall not be a continuing waiver not shall it prevent the waiving party from acting upon that or any subsequent breach or from enforcing any term or condition of this Agreement.

13.5 The invalidity of any provision of this Agreement shall not affect the validity of any other provision hereof. The parties undertake to replace any invalid provision in the Agreement with another provision which reflects legally the originally intended commercial objectives of the parties as closely as possible.

13.6 This Agreement shall be governed exclusively by [...***...] law. In the event of any controversy or claim arising out of or relating to any provision of this Agreement, the parties shall first try to settle those conflicts amicably between themselves. All disputes arising in connection with this Agreement, which cannot be settled amicably, shall be litigated in the [...***...], provided any lawsuit shall be filed in the Federal Courts and the parties hereby consent to waive any Constitutional, Statutory or Common Law of trial by Jury.

13.7 In the performance of this Agreement each party shall be an independent contractor, and therefore, no party shall be entitled to any benefits applicable to any employee of the other party. No party is authorized to act as an agent for the other party for any purpose, and no party shall enter into any contract, warranty or representation as to any matter on behalf of the other party.


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives.


Ingelheim, Germany                                     San Diego, California

BOEHRINGER INGELHEIM                                   GENETRONICS, INC.
INTERNATIONAL GMBH

ppa.



/s/ Prof. Dr. Bernd Wetzel  Dr. Christian Hauke        /s/ Martin Nash 10/27/99
------------------------------------------------       -------------------------
                                 11/02/99



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


APPENDIX 1
RESEARCH PLAN

BI AUSTRIA- GENETRONICS DNA VACCINE DELIVERY PROJECT

GOAL:

The goal of this project is to determine parameters of DNA delivery by electroporation which will yield an optimal immune response against tumor cells.

BACKGROUND/ASSUMPTIONS:

Three important factors of DNA vaccination include the design of the DNA construct, the choice of the target tissue and the mode of DNA delivery. The immune response will greatly depend on each one of these factors.

This project outline will focus on the [...***...] as the target tissue and electrical pulses as the means of DNA delivery. In addition, [...***...] will be investigated.

By designing appropriate conditions, we expect that DNA delivery into the [...***...] by electroporation will allow, at least to some extent, us to control DNA delivery into a certain [...***...]. This will determine the types of cells which will receive the DNA vaccine. We also expect to be able to control, within limits, the percentage of cells which will be transfected. These parameters will indirectly influence the level and time course of antigen expression, secretion and interstitial or systemic distribution. It is also conceivable that a second series of electroporation pulses to antigen-producing cells will substantially influence the immune response by facilitating antigen dissemination from these cells.

Presently, the two main methods for DNA delivery are (1) direct needle injection of a DNA solution into skin or muscle and (2) shooting DNA-coated particles into the skin with a "gene gun." Direct needle injection into the skin or muscle is effective to some extent in eliciting immune responses in various mammals, including humans. However, large quantities of DNA are required and it remains to be seen whether this approach will meet safety and economic requirements for routine use.

Administering DNA precipitated on the surface of microscopic gold particles via "gene gun" technology results in direct delivery of DNA into skin cells. The amount of DNA required in


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this method is relatively small but mass production of the coated particles and a safe, consistently effective delivery gun are still formidable obstacles to overcome.

Genetronics has demonstrated that electrical pulses can be used to deliver DNA in solution into cells of living tissue, including [...***...]. Genetronics' technology can also deliver particles which could be coated or loaded with DNA into [...***...]. The proposed research aims at determining the feasibility of inducing a therapeutically or prophylactically effective immune response by electroporation-mediated DNA delivery into [...***...].

During this project the following questions will be addressed:

1. What are the optimal electrode designs and pulse conditions for introducing DNA vaccines into tissue?

2. How does the Genetronics delivery technology compare to other methods in the resulting immune response? What are the advantages for vaccine delivery by Genetronics' technology? (e.g., [...***...])

3. What adjuvants and/or co-factors are suitable and appropriate for modulation of resulting immune responses and can they be delivered together with DNA?

4. Does the Genetronics delivery of vaccines elicit immune responses in large animals?


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                              EXPERIMENTAL OUTLINE

Research phase (18 months)
The proposed program is open to modifications upon mutual written agreement.

Genetronics will provide the following equipment to BII ("Equipment"):

        (i) one (1) 830 Electroporation System;

        (ii) one (1) auto switcher and one (1) manual switcher;

        (iii) various 2 needle arrays and various 6 needle arrays;

        (iv) various flat (surface) electrodes (meander, micropatch); and

        (v) any composition of matter provided to BII by or on behalf of Genetronics for performance of the Research Program

1.      GENE EXPRESSION PROFILE IN MOUSE [...***...]

Determine DNA delivery parameters to achieve optimal antigen expression in mouse [...***...]

Test [...***...] DNA and two different BI formulations in mice Administration:
[...***...]

Determine gene expression profile: [...***...]

Electrode design:  Meander or other non-invasive electrode

                   Needle array

                   Novel needle array

                   Other

Pulse design:      Pulse (wave) form

                   Polarity

                   Current

                   Field strength and field homogeneity

                   Pulse length

                   Number and frequency of pulses

                   Homogeneous or heterogeneous pulses


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If delivery through [...***...] is ineffective, [...***...]



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2.      CHARACTERIZE IMMUNE RESPONSES AFTER IN VIVO ELECTROPORATION

Genes/Models:

        Genetronics will work on: [...***...]

        BI Austria will work on: [...***...]

2.1.    Humoral immune responses in mice

Dose response

Effect of booster immunisation

Isotype profile of specific antibodies after electroporation

Longevity of response

2.2.    Cellular immune responses

[...***...]

2.3.    Efficacy in mouse models

[...***...]

3.      STUDIES TO MODIFY THE TYPE OF IMMUNE RESPONSE

[...***...]

4.      GENE EXPRESSION PROFILE IN PIG SKIN

Short term parameter study in pigs, similar to 1., using best devices and protocols



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WORK PACKAGES (OVERVIEW)


0                   6              9                        18 months


[...***...]



[...***...]


                    [...***...]


                    [...***...]


                                             [...***...]






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APPENDIX 2

LICENSE TERMS

1.      DEFINITIONS

        The definitions set forth in Clause 1 of the Research and Option Agreement and Clause 13.1 are incorporated herein by reference and shall control, unless the text in this Appendix clearly indicates to the contrary.

2. CERTAIN RIGHTS GRANTED TO BII UPON BII'S EXERCISE OF OPTION TO NEGOTIATE AND ENTER INTO A DEVELOPMENT AND LICENSE AGREEMENT AND THE EXECUTION OF SUCH AN AGREEMENT

        (i)    Non-Exclusive License to Genetronics Core Technology.

               Genetronics shall grant BII a non-exclusive, royalty-bearing license in the Territory to Genetronics Core Technology necessary to develop, make, use, sell, offer to sell, and import Product-Kits for use in the Field.

        (ii)   Exclusive License to Genetronics New Technology.

               Genetronics shall grant BII an exclusive, royalty-bearing license in the Territory to Genetronics New Technology necessary to develop, make, use, sell, offer to sell, and import Product-Kits for use in the Field.

        (iii) In case of early termination of the license agreement because of Genetronics bankruptcy or material breach of contract by Genetronics, BII shall have a fully paid up right to manufacture, or have manufactured, the disposable delivery devices (e.g., electrodes) for use in the Field and Genetronics will supply to BII all Know How and technical assistance necessary to exercise such manufacturing right.

        (iv) All rights granted to BII under a development and license agreement shall include the right to sublicense such rights to an Affiliate. BII shall remain responsible to Genetronics for any acts, sales, and obligations of a


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


               sublicensee as if they were made by BII.

        (v) This Agreement shall expire and the licenses granted by Genetronics to BII shall become fully paid on a country-by-country basis upon the last to occur of (i) expiration of all valid claims on Genetronics Technology in each such country or (ii) ten (10) years from the first commercial sale of a Product-Kit in each such country.

3.      CONSIDERATION

        (i)    Milestone payments:

               [...***...]

        (ii) Royalties for Product-Kits governed by non-exclusive licenses to Genetronics Core Technology:

[...***...] on Net Sales; the price paid by BII for any components purchased from Genetronics that are incorporated into the Product-Kit shall be subtracted from the amount of Net Sales before calculating any royalties.

The [...***...] royalty rate for each Product-Kit shall be diminished by [...***...] for each additional delivery-related license BII obtains for that Product-Kit and by [...***...] for the first license BII obtains for a BII Product within that Product-Kit and by [...***...] for the second and each additional license BII obtains for a BII Product that constitutes part of that Product-Kit. Each such decrease in royalty rate shall be made only if BII is obligated to pay a royalty to the respective third party licensor that is [...***...] the rate of the decrease contemplated by this Clause 3 (ii). By way of example, in the event BII is obligated to pay a royalty for a delivery-related license for a BII Product that is at least [...***...] of Net Sales, then the present [...***...] royalty shall be decreased by [...***...]. Alternatively, in the event BII is obligated to pay a royalty for a delivery-related license for a BII Product that is less than [...***...] of Net Sales, then the present [...***...] royalty shall not be decreased by [...***...] in recognition of that third party license. In no case shall the royalty rate paid to Genetronics under a non-exclusive license be


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               less than [...***...].

        (iii) Transfer price of disposable delivery device (e.g., electrodes) for a Product-Kit:

               The purchase price BII shall pay Genetronics for the single use disposable delivery device which is presently envisioned to be a component of a Product-Kit shall be the higher of (i)[...***...] for each single use disposable delivery device suitable for one vaccination (one "shot") per person, or (ii) a price [...***...] in excess of Genetronics manufacturing costs for such device, (allowing a [...***...] gross profit) but, in the event [...***...] of the weighted average retail price of the respective Product-Kit is greater than the higher of (i) or (ii), the purchase price for the single use disposable delivery device shall not exceed [...***...] of the weighted average retail price of the respective Product-Kit. The [...***...] upper cap may be revised by mutual written agreement of the parties depending on the progress in Product-Kit development and projected market conditions. BII will use, and will require its sublicensees to use, Genetronics disposables exclusively. In all cases Genetronics will use best efforts to provide BII with the economically best transfer price.

        (iv)   Marketing of pulse generators:

               Pulse generators shall be developed and tested in consultation with BII and manufactured, distributed and serviced by Genetronics or its Affiliates. BII shall require the exclusive use of Genetronics pulse generators with Genetronics' disposables. Pricing of pulse generators shall be the sole responsibility of Genetronics; however, input from BII market research will be welcomed in reaching a pricing decision.

        (v) By virtue of the Agreement, Genetronics shall not acquire any ownership in future inventions or intellectual property rights to any of BII's existing or future intellectual property regarding gene transfer systems, except for such future inventions and/or intellectual property rights that fall under Genetronics Core Technology as defined in Clause 1.16 of the Research and Option Agreement.


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